Exhibit 10.1

RICHARD N. CABELA

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective the 1st day of January 2004 by and between Cabela’s Incorporated, a Nebraska corporation (hereinafter “Company”) and Richard N. Cabela (hereinafter “Executive”).

In consideration of the mutual covenants and premises contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term of Employment. Company hereby agrees to employ Executive and Executive hereby accepts employment with Company, upon the terms set forth in this Agreement, on a year-to-year basis unless sooner terminated in accordance with the provisions of Section 4 below.

2. Title, Duties, and Full Time Efforts. Executive’s title and duties shall be as follows:

2.1 Title and Duties. Executive shall serve as Chairman of Company (or as such other senior executive position with Company as may be offered to Executive by Company’s Board of Directors (hereinafter “Board”) and which Executive, in Executive’s reasonable discretion, may accept) and shall perform the executive level duties commensurate with such position for Company, and such other executive level duties as the Board may determine provided such duties are substantially consistent with the executive level duties historically performed by Executive.

2.2 Full Time Efforts. Except for Executive’s involvement in the activities described in Section 2.3 below, Executive shall devote attention and energies on a full-time basis to the above executive level duties, and Executive shall not, during the term of this Agreement, actively engage in any other for-profit business activity.

2.3 Outside Activities. Company acknowledges that Executive has historically been involved in farming and real estate leasing and, consistent with Company’s reputation as the “World’s Foremost Outfitter”, has been actively engaged in hunting, fishing and similar activities. Accordingly, it is understood that, during the term of this Agreement, Executive shall be authorized to continue such outside activities without being in breach of his obligations as contemplated by this Section 2.

2.4 Code of Ethics. Executive shall be subject to and shall fulfill his duties hereunder in accordance with the Cabela’s Incorporated Code of Ethics and Code of Conduct as in effect from time to time.

3. Compensation. Executive’s compensation shall be as follows:

3.1 Base Salary. Executive shall receive a base salary at Two Hundred Forty-five Thousand and No/100 Dollars ($245,000.00) per annum. Any change in base salary shall be determined by mutual agreement between Executive and the Board.

3.2 Incentive Compensation. Executive shall not be entitled to participate in any incentive compensation arrangements. Nevertheless, and Section 11.1 notwithstanding, Executive shall be entitled to any and all incentive compensation due him for the year 2003 under the Incentive Compensation Agreement between Company and Executive, dated May 28, 1996.

3.3 Payment in Installments. Executive’s annual base salary shall be paid in periodic installments in accordance with Company’s general payroll practices, after withholding for all federal, state and local taxes, and required deductions.

3.4 Facilities and Support. Executive will perform his services hereunder at the principal office of Company, which is located in Sidney, Nebraska. Company shall furnish and pay for all facilities, equipment, supplies, and services, including support staff, needed by Executive to perform his duties hereunder, and all other similar expenses incurred as a result of this employment or which are incidental to the performance of Executive’s duties hereunder, in accordance with the uniform policies of Company enforced from time to time.

3.5 Fringe Benefits. During the term of this Agreement, Executive shall be entitled to participate in and receive the rights and benefits available under any health, disability, life insurance, pension, or other benefit plans now or hereafter adopted by Company for its executives. The foregoing notwithstanding, Executive is not entitled to participate in any Company stock option plan.

3.6 Vacation Time; Sick Leave, and Personal Time. During the term of this Agreement, Executive shall be entitled to paid time off for vacation, sick leave and personal time consistent with the historical practices of Company regarding Executive.

3.7 Reimbursement of Expenses. Company shall reimburse Executive in accordance with Company’s policies and procedures for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as Company may request. Reimbursement pursuant to this Section shall be subject to the provisions of Company’s Executive Travel and Expense Policy for top executives as in effect from time to time.

3.8 Excess Compensation. Executive agrees that the Board is not authorized to pay Executive compensation which is excessive and unreasonable. Accordingly, Executive agrees that if any of the compensation hereunder is finally determined unreasonable and excessive by the Internal Revenue Service and is disallowed by the Internal Revenue Service as a deduction by Company under § 162 of the Internal Revenue Code as the same now exists or as it may be amended hereafter from time to time, then the federal income tax deficiency and interest, or other federal tax “cost” to Company shall be determined and shall be a debt payable upon demand by Executive to Company, or if appropriate, by a reduction of payments which would otherwise be payable hereunder to Executive.

4. Termination of Employment. Executive’s employment pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Death. Immediately upon the death of Executive.

4.2 Disability. Upon the expiration of one hundred eighty (180) days after the disability of Executive. As used in this Agreement, the term “disability” shall mean the inability of Executive, due to a physical or mental disability, to perform the essential functions of his job with or without accommodation.

4.3 Voluntary Termination. At the election of Executive upon giving ninety (90) days written notice of termination.

4.4 Termination Without Cause. At the election of Company, at any time, upon one hundred eighty (180) days written notice to Executive.

4.5 Cause. At the election of Company, for Cause, immediately upon written notice by Company to Executive. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist by reason of any action by Executive resulting in the conviction of Executive of any felony, or any misdemeanor involving misconduct or fraud in business activities, including breach of a fiduciary duty involving personal profit.

4.6 Mutual Agreement. At any time upon the mutual written agreement of the parties.

Upon any notice of termination pursuant to Sections 4.3 and 4.4 above, Company shall have the right, in its sole and absolute discretion, to immediately relieve Executive of some or all of Executive’s regular duties, but shall continue to pay Executive his base salary until the effective date of termination.

5. Company Owned Vehicles and/or Boats. On or prior to the effective date of this Agreement, to the extent Executive has or had possession of Company owned automobiles and/or boats, such property shall be or has been sold by Company to Executive for its “Average Trade-In Value” as determined in the most current version of the NADA Vehicles Pricing and Information Guide (“Guide”). For purposes of this paragraph, if such item is not included in the Guide, fair market value shall be the estimated value of such item in an arms-length transaction between unrelated parties.

6. Proprietary Information. The parties agree to the protection of Company’s proprietary information as follows:

6.1 Nondisclosure of Confidential Information.

a. Access. Executive acknowledges that employment with Company necessarily involves exposure to, familiarity with, and opportunity to learn highly sensitive, confidential and proprietary information of Company and its subsidiaries, which may include, without limitation, information about products and services, markets, customers and prospective customers, vendors and suppliers, miscellaneous business relationships, investment products, pricing, billing and collection procedures, proprietary software and other intellectual property, financial and accounting data, personnel and compensation, data processing and communications, technical data, marketing strategies, research and development of new or improved products and services, and know-how regarding the business of Company and its products and services (collectively referred to herein as “Confidential Information”).

b. Valuable Asset. Executive further acknowledges that the Confidential Information is a valuable, special and unique asset of Company, such that the unauthorized disclosure or use by persons or entities outside Company would cause irreparable damage to the business of Company. Accordingly, Executive agrees that during and after Executive’s employment with Company, until the Confidential Information becomes publicly known, Executive shall not directly or indirectly disclose to any person or entity, use for any purpose or permit the exploitation, copying or summarizing of any Confidential Information of Company, except as specifically required in the proper performance of his duties for Company.

c. Duties. Executive agrees to take all appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of the Confidential Information and to satisfy his obligations under this Confidentiality Agreement. Prior to lecturing or publishing articles which reference the Company and its business, Executive will provide to an officer of the Company a copy of the material to be presented for Company to review and approve in order to ensure that no Confidential Information is disclosed.

d. Confidential Relationship. Company considers its Confidential Information to constitute “trade secrets” which are protected from unauthorized disclosure under applicable law. However, whether or not the Confidential Information constitutes trade secrets, Executive acknowledges and agrees that the Confidential Information is protected from unauthorized disclosure or use due to his covenants under this Section 6 and his fiduciary duties as an Executive of Company.

e. Return of Documents. Executive acknowledges and agrees that the Confidential Information is and at all times shall remain the sole and exclusive property of Company. Upon the termination of his employment with Company or upon request by Company, Executive will promptly return to Company in good condition all documents, data and records of any kind, whether in hardcopy or electronic form, which contain any Confidential Information or which were prepared based on Confidential Information, including any and all copies thereof, as well as all materials furnished to or acquired by Executive during the course of Executive’s employment with Company.

6.2 Development of Intellectual Property.

a. Definition of Intellectual Property. As used herein, the term “Intellectual Property” shall include, without limitation, any inventions, technological innovations, discoveries, designs, formulas, know-how, processes, patents, trademarks, service marks, copyrights, computer software, ideas, creations, writings and other works of authorship, theses, books, lectures, illustrations, photographs, motion pictures, scientific and mathematical models, improvements to all such property, and all recorded material defining, describing or illustrating all such property, whether in hardcopy or electronic form.

b. Company’s Rights in Intellectual Property. Executive agrees that all right, title and interest of every kind and nature, whether now known or unknown, in and to any Intellectual Property invented, created, written, developed, conceived or produced by Executive during the term of Executive’s employment with Company (i) whether using Company’s equipment, supplies, facilities and/or Confidential Information, (ii) whether alone or jointly with others, and (iii) whether or not during normal working hours, that are within the scope of Company’s actual or anticipated business operations or that relate to any of Company’s actual or anticipated products or services shall be the exclusive property of Company and Executive hereby assigns to Company all rights to such Intellectual Property without limitation or royalty. To the extent that any such Intellectual Property is copyrightable, it shall be deemed to be a “work for hire” within the meaning of the Copyright Laws. Consideration for such assignment is hereby acknowledged. Executive will promptly and fully disclose to Company any and all such Intellectual Property. Executive agrees that any patent application filed by him within one year after termination of his employment is presumed to relate to an invention developed during the term of Executive’s employment with Company and thus is the exclusive property of Company. As such, Executive agrees to disclose to Company all such patent applications. Executive hereby consents and agrees that Executive shall have no right, title, or interest of any kind or nature in or to any item of Intellectual Property, or in or to any results and/or proceeds from any Intellectual Property.

c. Additional Actions. Executive agrees to take all reasonably necessary actions to enable Company to obtain and perfect its rights in the Intellectual Property, including without limitation assisting Company in obtaining patents, copyrights, trademarks, service marks and similar protections in the United States and all foreign countries. Executive further agrees to assist Company in connection with any demands, reissues, oppositions, litigation, controversy or other actions involving any item of Intellectual Property. Executive agrees to undertake the foregoing obligations both during and after Executive’s employment with Company, without charge, but at Company’s expense with respect to Executive’s reasonable out-of-pocket costs. Executive further agrees that Company may, in its sole discretion, keep such Intellectual Property as trade secrets, in which case Executive will comply with the Confidential Information provisions in Section 6.1 above.

6.3 Nonsolicitation/Noncompetition.

a. Acknowledgements. Executive acknowledges that Company has expended and will continue to expend considerable time, effort and resources to develop and market its products and services, that the relationships between Company and its employees, customers, prospective customers, vendors and suppliers are valuable assets of Company and key to its success, and the employees of Company establish close professional relationships with other employees, customers, vendors and suppliers and franchisees of Company in the course of their employment with Company, all of which constitute goodwill of Company. Executive further acknowledges that, because the Confidential Information could not practically be disregarded, providing similar services to a client or competitor of Company immediately following the termination of Executive’s employment with Company would inherently and inevitably result in the use of Company trade secrets by Executive even if Executive were to use Executive’s best efforts to avoid using such trade secrets.

b. Scope. In recognition of the foregoing and in order to prevent the improper use of Confidential Information and the resulting unfair competition and misappropriation of Company’s goodwill and other proprietary interests, Executive agrees that while Executive is employed by Company and for a period of 12 months after the date of the termination of Executive’s employment with Company for any reason whatsoever, whether voluntary or involuntary, Executive will not, directly or indirectly:

(1) Solicit the sale of products or services from, or place, accept or aid in the replacement of products or services of, any customer of Company with whom Executive did business and had personal contact within 12 months prior to termination of Executive’s employment with Company of the type or character provided by Company to such customer during Executive’s employment.

(2) Encourage any vendor, business partner (as defined by Company), supplier, or customer, or franchisee of Company to curtail, sever, or alter its relationship or business with Company; or

(3) Employ, solicit for employment, or advise or recommend to any person that such person solicit for employment or employ, any individual who is, has agreed to be, or within 12 months of such employment or solicitation has been, employed by Company.

(4) Executive further acknowledges and agrees that the terms of this Section 6 shall be applicable to Executive regardless of whether Executive engages in any such competing business activity as an individual or as a sole proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any other entity.

c. Reasonable Restriction. In signing this Agreement, Executive is fully aware of the restrictions that this Agreement places upon Executive’s future employment with someone other than Company. However, Executive understands and agrees that Executive’s continued employment by Company, Executive’s privileged position with Company, and Executive’s access to Confidential Information of Company makes such restrictions both necessary and reasonable. Executive acknowledges and agrees that the restrictions hereby imposed constitute reasonable protections of the legitimate business interests of Company and that they will not unduly restrict Executive’s opportunity to earn a reasonable living following termination of Executive’s employment with Company.

6.4 Enforcement. For purposes of this Section 6, the term Company shall include Company and all of its subsidiaries. Each of Company’s subsidiaries shall be an intended third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof against Executive individually or collectively with any one or more of the other subsidiaries.

6.5 Equitable Relief. Executive acknowledges and agrees that, by reason of the sensitive nature of the Confidential Information and Intellectual Property of Company referred to in this Agreement, in addition to recovery of damages and any other legal relief to which Company may be entitled in the event of Executive’s violation of this

Agreement, Company shall also be entitled to equitable relief, including such injunctive relief as may be necessary to protect the interests of Company in such Confidential Information and Intellectual Property and as may be necessary to specifically enforce Executive’s obligations hereunder.

7. Severability. Executive and Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable. Executive and Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

8. Cooperation. At any time during the term of this Agreement or thereafter, Executive shall reasonably cooperate with Company in any litigation or administrative proceedings involving any matters with which Executive was involved during Executive’s employment by Company. Company shall reimburse Executive for Executive’s reasonable time and expenses, if any, incurred in providing such assistance.

9. Statutory Indemnification. Company shall indemnify and hold harmless Executive as follows:

9.1 Indemnification. Subject to limitations imposed by law, Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorney’s fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which Executive was or is a party or is threatened to be made a party by reason of the fact that Executive is or was an officer, executive or agent of Company, or by reason of anything done or not done by Executive in any such capacity or capacities, provided that Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or at least not opposed to the best interests of Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

9.2 Expenses. Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by Executive in investigating, defending, settling or appealing any action, suit or proceeding. Company shall also pay any and all expenses (including attorney’s fees) incurred by Executive as a result of Executive being called as a witness in connection with any matter involving Company and/or any of its officers. Company shall promptly pay the amount of such expenses to Executive, but in no event later than ten (10) days following Executive’s delivery to Company of a written request for an advance pursuant to this Section 9, together with a reasonable accounting of such expenses.

9.3 Advances. Company shall make the advances contemplated by this Section 9 regardless of Executive’s financial ability to make repayment, and regardless whether indemnification of Executive by Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 9 shall be unsecured and interest-free.

9.4 Duty to Repay. Executive hereby undertakes and agrees to repay to Company any advances made pursuant to this Section 9 if and to the extent that it shall ultimately be found that Executive is not entitled to be indemnified by Company for such amounts.

9.5 Survival. The provisions of this Section 9 shall survive the termination of this Agreement.

10. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be considered given and received when (a) personally delivered to the party, (b) delivered by facsimile to the number set forth below, or (c) deposited in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other facsimile number or address as such party shall have specified by notice given in accordance with the provisions of this Section 10:

If to Company:	Cabelas Incorporated Attn: President One Cabela Drive Sidney, NE 69160 facsimile:

If to Executive:	Richard N. Cabela 920 Maple Street Sidney, NE 69162

11. Miscellaneous Provisions.

11.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties and Section 3.2 above, notwithstanding, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.2 Amendment. This Agreement may be amended or modified only by a written instrument executed by both parties.

11.3 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nebraska.

11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any Company with which or into which Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

11.5 Waiver. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.6 Captions. The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.7 Multiple Parts. This Agreement may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

CABELA’S INCORPORATED

By	/s/ Ralph W. Castner

Its	C.F.O

EXECUTIVE:

/s/ Richard N. Cabela

Richard N. Cabela